Exhibit 10.108

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), dated as of June 22, 2004, is entered into between Incara Pharmaceuticals Corporation, a Delaware corporation, having a place of business at 79 T.W. Alexander Drive, 4401 Research Commons, Suite 200, Research Triangle Park, North Carolina 27709 (“Employer”), and James Crapo, an individual residing at 4650 S. Forest St., Englewood, CO 80113 (“Employee”).

ARTICLE I

EMPLOYMENT, POSITION DUTIES AND RESPONSIBILITIES

1.01 Employment. Employer agrees to, and does hereby, employ Employee, and Employee agrees to, and does hereby accept such employment, upon the terms and subject to the conditions set forth in this Agreement. Employee represents and warrants to Employer that (i) Employee has the legal capacity to execute and perform this Agreement, (ii) this Agreement is a valid and binding agreement enforceable against Employee according to its terms, and (iii) the execution and performance of this Agreement by Employee does not violate the terms of any existing agreement or understanding to which Employee is a party or by which Employee may be bound.

1.02 Position, Duties and Authority. During the Term (as defined below), Employee shall serve as Chief Executive Officer and Chief Scientific Officer of Employer or in such other position or capacity as the Board of Directors of Employer (the “Board”) shall request and shall have such responsibilities, duties and authority as may, from time to time, be assigned by the Board. During the Term, Employee shall serve Employer, faithfully and to the best of Employee’s ability, and shall devote all of Employee’s business time, attention, skill and efforts exclusively to the business and affairs of Employer (including its subsidiaries and affiliates) and the promotion of its interests. Notwithstanding the foregoing, Employee may engage in charitable, educational, religious, civic and similar types of activities (all of which shall be deemed to benefit Employer) to the extent that such activities do not inhibit or prohibit the performance of Employee’s duties hereunder or inhibit or conflict with the business of Employer, its subsidiaries and affiliates. Employee’s principal base of operation for the performance of Employee’s duties under this Agreement shall be in the State of North Carolina; provided, however, that Employee shall perform such duties and responsibilities at such other places as shall from time to time be reasonably necessary to fulfill Employee’s obligations under this Agreement in the discretion of Employer.

ARTICLE II

TERM

2.01 Term of Employment. Employee’s employment shall commence on July 1, 2004 (the “Commencement Date”) and, subject to earlier termination pursuant to Article IV hereof, shall continue until December 31, 2004 (the “Term”).

ARTICLE III

COMPENSATION AND EXPENSES

3.01 Compensation and Benefits. For all services rendered by Employee in any capacity during the Term, including, without limitation, services as an officer, director or member of any committee of Employer, or any subsidiary, affiliate or division thereof, Employee shall be compensated as follows:

(A) Base Salary. During the Term, Employer shall pay to Employee a base salary at the rate of $272,000, on an annualized basis, subject to applicable withholdings (“Base Salary”). Base Salary shall be payable in accordance with Employer’s customary payroll practices. It is understood and agreed that the $200,000 (annualized) of the Base Salary constitutes compensation for Employee’s services as Employer’s Chief Executive Officer, and $72,000 (annualized) for Employee’s services as Employer’s Chief Scientific Officer.

(B) Stock Options. Pursuant to Employer’s 1994 Stock Option Plan (the “Plan”), Employer shall grant to Employee stock options to acquire 841,667 shares of Employer’s Common Stock, par value $0.001 per share (the “Common Stock”), at an exercise price of $0.50 per share, which shall vest ratably, if Employee is then employed by Employer, upon the last day of each calendar month during the Term. If Employee is hired by the Board and his employment with Employer continues uninterrupted upon expiration of the Term, then Employer shall grant to Employee the following additional stock options pursuant to the Plan:

(1)	Options to acquire 841,667 shares of Common Stock, at an exercise price of $0.50 per share, which shall vest ratably, if Employee is then employed by Employer, upon the last day of each calendar month from January through June, 2005; and

(2)	Options to acquire 1,683,333 shares of Common Stock, at an exercise price of $1.00 per share, which shall vest ratably, if Employee is then employed by Employer, upon the last day of each calendar month from July 2005 through June 2006; and

(3)	Options to acquire 1,683,333 shares of Common Stock, at an exercise price of $1.50 per share, which shall vest ratably, if Employee is then employed by Employer, upon the last day of each calendar month from July 2006 through June 2007.

To the extent granted, each such grant shall be implemented and evidenced by Employer’s execution and delivery to Employee of the form of stock option grant agreement in effect for the Plan at the time of such grant. Notwithstanding the foregoing, this Article 3.01(B) shall not be considered to extend the length of Employee’s employment beyond the Term, or to require the Employer to continue Employee’s employment during any of the periods described immediately above.

(C) Bonus. Upon expiration of the Term, Employee may be entitled to a bonus payable in cash or additional options to acquire Common Stock pursuant to the Plan, not to exceed the amount of Base Salary theretofore paid or granted (as applicable) to him during the Term, in each case in amounts and on such terms and conditions as may be determined by the Board in its sole and absolute discretion. Employee acknowledges and agrees that the Board may determine not to award any such bonus, and in such case, Employee shall have no claim or entitlement therefore.

(D) Benefits. During the Term, Employee shall be entitled to participate in all Employer’s employee benefit plans and programs as Employer generally maintains from time to time during the Term for the benefit of its employees, in each case subject to the eligibility requirements and other terms and provisions of such plans or programs. Employer may amend, modify or rescind any employee benefit plan or program and change employee contribution amounts to benefit costs without notice in its discretion.

(E) Vacation Sick and Personal Days. During the Term, Employee shall be entitled to paid vacation, sick and personal days in accordance with Employer’s policies with respect to such vacation, sick and personal days in place from time to time.

3.02 Expenses. Employee shall be entitled to receive reimbursement from Employer for all reasonable out-of-pocket expenses incurred by Employee during the Term in connection with the performance of Employee’s duties and obligations under this Agreement, according to Employer’s expense account and reimbursement policies in place from time to time and provided that Employee shall submit reasonable documentation with respect to such expenses.

ARTICLE IV

TERMINATION

4.01 Events of Termination. This Agreement and Employee’s employment hereunder shall terminate upon the occurrence of any one or more of the following events:

(A) Death. In the event of Employee’s death, this Agreement and Employee’s employment hereunder shall automatically terminate on the date of death. Upon termination under this Article 4.01(A), the stock options granted to Employee pursuant to Article 3.01(B) shall thereupon cease vesting and be governed by the terms of the Plan and the applicable grant agreement.

(B) Termination by Employer for Cause. The Board may, at its option, terminate this Agreement and Employee’s employment hereunder for Cause (as defined herein) upon giving notice of termination to Employee. Employee’s employment shall terminate on the date on which such notice shall be given. For purposes hereof, “Cause” shall mean Employee’s (i) conviction of, guilty plea to or confession of guilt of a felony or act involving moral turpitude, (ii) commission of a fraudulent, illegal or dishonest act, (iii) willful misconduct or gross negligence which reasonably could be expected to be injurious in the reasonable discretion of Employer to the business, operations or reputation of Employer or any of its affiliates or subsidiaries (monetarily or otherwise), (iv) violation of Employer’s policies or procedures in effect from time to time, including without limitation any policies governing the trading in or reporting of transactions in or ownership of the Common Stock, (v) failure to perform

Employee’s duties as assigned to Employee from time to time, (vi) other material breach of this Agreement, or (viii) violation of any state or federal securities laws, or the rules of any exchange or securities association on which the Common Stock is listed. Upon termination under this Article 4.01(B), the stock options granted to Employee pursuant to Article 3.01(B) shall thereupon cease vesting and be governed by the terms of the Plan and the applicable grant agreement.

(C) Without Cause by Employer. The Board may, at its option, at any time terminate Employee’s employment for no reason or for any reason whatsoever (other than for Cause) by giving two (2) weeks prior written notice (or payment of two (2) weeks Base Salary in lieu of notice) to Employee of its intention to terminate this Agreement and Employee’s employment hereunder; provided, however, upon termination under this Article 4.01(C), the stock options granted to Employee pursuant to Article 3.01(B) shall continue to vest as though Employer remained employed throughout the balance of the then current Term.

(D) Termination By Employee. Employee may terminate this Agreement and Employee’s employment hereunder by giving (30) days prior written notice of termination to the Board; provided, however, that the Board reserves the right to accept Employee’s notice of termination and to accelerate such notice and make Employee’s termination effective immediately, or on any other date prior to Employee’s intended last day of work as the Board deems appropriate; provided, further, however, upon termination under this Article 4.01(D), the stock options granted to Employee pursuant to Article 3.01(B) shall thereupon cease vesting and be governed by the terms of the Plan and the applicable grant agreement.

(E) Disability. To the extent permitted by law, in the event of Employee’s physical or mental disability which prevents Employee from performing Employee’s duties under this Agreement for a period of at least 30 consecutive days during the Term or 45 non-consecutive days during the Term, Employer may terminate this Agreement and Employee’s employment hereunder upon at least 10 days’ prior written notice to Employee; provided, however, upon termination under this Article 4.01(E), the stock options granted to Employee pursuant to Article 3.01(B) shall thereupon cease vesting and be governed by the terms of the Plan and the applicable grant agreement.

(F) Mutual Agreement. This Agreement and Employee’s employment hereunder may be terminated at any time by the mutual agreement of the Board and Employee.

(G) Expiration of Term. This Agreement and Employee’s employment hereunder shall automatically terminate upon the expiration of the Term.

4.02 Employer’s Obligations Upon Termination. If Employee’s employment is terminated during the Term for any reason, or otherwise upon the expiration of the Term, Employer’s sole obligation to Employee under this Agreement shall be to (a) pay to Employee Base Salary earned, but not yet paid to Employee, prior to the date of such termination, and (b) reimburse Employee for any expenses incurred by Employee through the date of termination in accordance with Section 3.02. In addition, any amounts which are vested benefits or which Employee is otherwise entitled to receive under any plan, program, or policy on the date of termination, shall be payable in accordance with such plan, policy, practice or agreement.

ARTICLE V

Confidentiality, Assignment of Inventions; Other Covenants

5.01 Confidentiality. While working or performing services for Employer or otherwise, Employee may develop or acquire knowledge in Employee’s work or from directors, officers, employees, agents or consultants of Employer and its affiliates (collectively, the “Company”) or otherwise of Confidential Information relating to the Company, its business, potential business or that of its clients and customers. “Confidential Information” includes all trade secrets, know-how, show-how, theories, technical, operating, financial, and other business information, whether or not reduced to writing or other medium and whether or not marked or labeled confidential, proprietary or the like, specifically including, but not limited to, information regarding source codes, software programs, computer systems, algorithms, formulae, apparatus, concepts, creations, costs (including, without limitation, manufacturing costs), plans, materials, enhancements, tolerances, research, specifications, works of authorship, techniques, documentation, models and systems, sales and pricing techniques, designs, inventions, discoveries, products, improvements, modifications, methodology, processes, concepts, records, files, memoranda, reports, plans, proposals, price lists, client, customer, supplier, collaborator/partner or distributor information, product development and project procedures. Confidential Information does not include general skills, experience or information that is generally available to the public, other than information which has become generally available as a result of Employee’s direct or indirect act or omission.

With respect to Confidential Information of the Company and its clients and customers:

(A) Employee will use Confidential Information only in the performance of Employee’s duties for Employer. Employee will not use Confidential Information at any time (during or after Employee’s employment with Employer) for Employee’s personal benefit, for the benefit of any other individual or entity, or in any manner adverse to the interests of the Company and its clients and customers;

(B) Employee will not disclose Confidential Information at any time (during or after Employee’s employment with Employer) except to authorized Employer personnel, unless the Board consents in advance in writing or unless the Confidential Information indisputably becomes of public knowledge or enters the public domain (other than through Employee’s direct or indirect act or omission);

(C) Employee will safeguard the Confidential Information by all reasonable steps and abide by all policies and procedures of Employer in effect from time to time regarding storage, copying and handling of documents; and

(D) Employee will return all materials, substances, models, software, prototypes and the like containing and/or relating to Confidential Information, together with all other property of the Company (all of which shall remain the exclusive property of the Company) and its clients and customers, to Employer when Employee’s employment relationship with Employer terminates or otherwise on demand and, at that time Employee will certify to Employer, in writing and under oath, in the form attached hereto as Exhibit A, that Employee has complied with this Agreement. Employee shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs, databases, diskettes, or other documents or electronically stored information of any kind relating in any way to the business, potential business or affairs of the Company and its clients and customers.

The meaning of the term “Development” includes all: inventions, ideas, creations, discoveries, works, improvements, modifications, processes, software programs, works of authorship, documentation, formulae, techniques, designs, methods, trade secrets, technical specifications and technical data, know-how and show-how, concepts, expressions, or other developments of any kind whether or not reduced to a tangible medium, and whether or not they are patentable, registrable, or otherwise protectable under federal or state laws, including patent, trademark, trade secret, copyright or privacy laws, or similar laws, or are protectable under common-law principles, and regardless of their form or state of development.

The meaning of the term “Development” further includes: (a) all compounds, molecules, chemical formulae, biologics, drugs, pharmaceuticals, and pharmaceutical and drug candidates, whether or not actually made or synthesized (“Products”); (b) all data and test results related to Products including, without limitation, synthesis, isolation and characterization of Products; (c) all methods of treatment of disease; (d) all data and activities associated with the filing of an NDA or ANDA for Products pursuant to the United States Federal Food, Drug, and Cosmetic Act, or similar acts in other countries including, without limitation, preclinical and clinical drug-development activities, such as, but not limited to, toxicology, preclinical and clinical studies; (e) formulation, process development and commercial scale-up including test-method development; (f) development of quality assurance/quality control procedures; (g) commercial scale validation and commercial scale stability studies; (h) packaging, tooling, package design, packaging validation and labeling preparation; (i) statistical analysis; (j) regulatory affairs (including legal activities with respect thereto); and (k) Product approval and registration activities.

5.02 Assignment of Developments. Employee will disclose promptly and fully to Employer and to no one else all Developments made, authored, devised, developed, discovered, reduced to practice, conceived or otherwise obtained by Employee, solely or jointly with others, during the course of Employee’s employment with Employer which (a) are related to the business of the Company or any of the products or services being researched, developed, distributed, manufactured or sold by the Company or which may be used in relation therewith or (b) result from tasks assigned to Employee by the Company; (ii) any Development which is related to the business of the Company and in which Employee had an assignable interest at the time of Employee’s first employment by Employer; or (iii) any Development made using the time, materials or facilities of the Company, even if such Development does not relate to the business of the Company. The determination as to whether a Development is related to the business of the Company shall be made solely by the Board. Any Development relating to the business of the Company and disclosed to the Company within one year following the termination of Employee’s employment with Employer shall be deemed to fall within the provisions of this Section 5.02. The “business of the Company” as used in this Section 5.02 includes the actual business currently conducted by the Company, as well as any business in which the Company proposes to engage at any time during the period of Employee’s employment. Employee agrees that all such Developments listed above and the benefits thereof are and shall immediately become the sole and absolute property of Employer from conception, as “works made for hire” (as that term is used under the U.S. Copyright Act of 1976, as amended) or otherwise. Employee shall have no interest in any Developments. To the extent that title to any Developments or any materials comprising or including any Developments does not, by operation of law, vest in Employer, Employee hereby agrees to assign and hereby irrevocably assigns to Employer all of Employee’s right, title and interest, including, without limitation, tangible and intangible rights such as patent rights, trademarks and copyrights, that Employee may have or may acquire in and to all such Developments, benefits and/or rights resulting therefrom, and agrees promptly to execute any further specific assignments related to such Developments, benefits and/or rights at the request of Employer. Employee also hereby irrevocably assigns to Employer, or waives if not assignable, all of Employee’s “moral rights” in and to all such Developments, and agrees promptly to execute any further specific assignments or waivers related to moral rights at the request of Employer.

Employee agrees to assist Employer without charge for so long as Employee is an employee of Employer and for as long thereafter as may be necessary (but at Employer’s expense including reasonable compensation to Employee if Employee is no longer an employee of Employer): (1) to apply, obtain, register and renew for, and vest in, Employer’s benefit alone (unless the Board otherwise directs), patents, trademarks, copyrights, mask works, and other protection for such Developments in all countries, and (2) in any controversy or legal proceeding relating to Developments. In the event that Employer is unable to secure Employee’s signature after reasonable effort in connection with any patent, trademark, copyright, mask work or other similar protection relating to a Development, Employee hereby irrevocably designates and appoints Employer and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, to act for and on Employee’s behalf and stead to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, trademarks, copyrights, mask works or other similar protection thereon with the same legal force and effect as if executed by Employee.

5.03 Obligations to Other Persons. Except for those described below (if any), Employee does not have any non-disclosure or other obligations to any other individual or entity (including without limitation, any previous employer) concerning proprietary or confidential information that Employee learned of during any previous employment or associations. Employee shall not disclose to the Company or induce the Company to use any secret or confidential information or material belonging to others, including, without limitation, Employee’s former employers, if any. Except for those described below, if any, Employee does not have any non-competition agreements, non-solicitation agreements or other restrictive covenants with any previous employer or other individual or entity. Employee has provided to Employer copies of each of the agreements described below.

[If none, write “None”. If any, list]

5.04 Non-Disparagement. Employee will not at any time (during or after Employee’s employment with Employer) disparage the reputation of Employer, its products, business or its affiliates and their respective clients, customers and its or their respective officers, directors, agents or employees.

5.05 Cooperation. Employee agrees to cooperate both during and after Employee’s employment with Employer, at Employer’s sole cost and expense, with the investigation by the Company involving the Company or any employee or agent of the Company.

5.06 Survival. Article V shall survive the termination of this Agreement.

ARTICLE VI.

MISCELLANEOUS

6.01 Benefit of Agreement and Assignment. This Agreement shall inure to the benefit of Employer and its successors and assigns (including, without limitation, the purchaser of all or substantially all of its assets) and shall be binding upon Employer and its successors and assigns. This Agreement shall also inure to the benefit of and be binding upon Employee and Employee’s heirs, administrators, executors and assigns. Employee may not assign or delegate Employee’s duties under this Agreement, without the prior written consent of Employer.

6.02 Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by facsimile, overnight delivery service or by registered or certified mail, postage prepaid, with return receipt requested, addressed in the case of the Employer to:

Incara Pharmaceuticals Corporation	with a copy to:
79 T.W. Alexander Drive	Lowenstein Sandler PC
4401 Research Commons, Suite 200	65 Livingston Avenue
Research Triangle Park, North Carolina 27709	Roseland, New Jersey 07068
Attn: Steven E. Siesser, Esq.

and in the case of Employee to:

with a copy to:

Any party may notify the other party in writing of the change in address by giving notice in the manner provided in this Section 6.02. Service of process in connection with any suit, action or proceeding (whether arbitration or otherwise) may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.

6.03 Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the terms and conditions of Employee’s employment during the Term and activities following termination of this Agreement and supersedes any and all prior agreements and understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement. This Agreement may not be changed or modified except by an instrument in writing, signed by both the Board and Employee.

6.04 No Waiver. The waiver by other party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

6.05 Headings. The Article and Section headings in this Agreement are for the convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

6.06 Governing Law and Dispute Resolution. Any and all actions or controversies arising out of this Agreement or Employee’s employment, including, without limitation, tort claims, shall be construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the choice of law principles thereof. The parties consent to the exclusive jurisdiction of the state and federal courts of the State of Delaware.

6.07 Validity. The invalidity or enforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

6.08 Employee Withholdings and Deductions. All payments to Employee hereunder shall be subject to such withholding and other employee deductions as may be required by law.

6.09 Counterparts. This Agreement may be executed in one more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

6.10 Board. The Board may act either by resolution duly adopted or through its Chairman, or may designate a Board member or officer or employee of the Employer, to fulfill its obligations or otherwise perform under this Agreement.

IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement as of the date first written above.

EMPLOYER:

INCARA PHARMACEUTICALS CORPORATION

BY:	/s/ David Cavalier
David Cavalier, Chairman of the Board

EMPLOYEE:

/s/ James Crapo
James Crapo, individually